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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
(Print or Type Response)
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 1. NAME AND ADDRESS OF REPORTING PERSON*     2. ISSUER NAME AND TICKET OR TRADING SYMBOL  6. RELATIONSHIP OF REPORTING PERSON(S) TO
                                                                                              ISSUER (CHECK ALL APPLICABLE)
                                              PEGASUS SYSTEMS, INC. (PEGS)                    X  DIRECTOR          10% OWNER
                                                                                             ----               ---
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  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for
                                                  Number of Reporting        Month/Year            Officer (give     Other (specify
  Schnabel         Rockwell        A.             Person (Voluntary)        February, 1998   ----  title below)  --- below)

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                 (Street)                                                 5. If Amendment,      7. Individual or Joint/Group Filing
                                                                             Date of Original      (Check Applicable Line)
    11100 Santa Monica Blvd., #2020                                          (Month/Year)
                                                                                                   --- Form filed by One Reporting
                                                                                                       Person
                                                                                                   --- Form filed by More than One
                                                                                                       Reporting Person
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  (City)           (State)           (Zip)     Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
    Los Angeles,      CA              90025
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/                                                                      Indirect       Owner-
                                   Year)                                                                     (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)
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                                              Code    V      Amount   (A) or    Price
                                                                      (D)
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Common Stock                      2/18/98   S          18,733      D        $17.50          23,036               I         By Infor-
                                                                                                                           mation
                                                                                                                           Assoc-
                                                                                                                           iates,
                                                                                                                           CV(1)
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Common Stock                      2/18/98   S         187,819      D        $17.50       1,308,874               I         By Infor-
                                                                                                                           mation
                                                                                                                           Assoc-
                                                                                                                           iates,
                                                                                                                           LP(1)
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(1)  Mr. Schnabel is a member of Trident Capital Management, LLC, which is general partner of these two partnerships. Mr. Schnabel disclaims beneficial ownership of all shares in which he does not have an actual pecuniary interest.
     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly          Page 1 of 2
     *If the form is filed by more than one reporting person, see Instruction 4(b)(v).                               SEC 1474 (7-96)

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FORM 4 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
    9. Number of           10. Ownership               11. Nature of
       Derivative              Form of                     Indirect
       Securities              Derivative                  Beneficial
       Beneficially            Security:                   Ownership
       Owned at End            Direct (D)                  (Instr. 4)
       of Month                or Indirect (I)
       (Instr. 4)              (Instr. 4)

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Explanation of Responses:

*Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ [ILLEGIBLE]                3/10/98
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                   ------------------------------- -------
                                                                                             *Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                     Page 2 of 2
required to respond unless the form displays a currently valid OMB number.                                           SEC 1474 (7-96)
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